Exhibit 99.1

PFSweb Promotes Zach Thomann to PFS President and Jim Butler to LiveArea President

ALLEN, Texas – February 24, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, announced the promotions of Zach Thomann and Jim Butler to President of PFS and LiveArea business units respectively.

Zach Thomann, President of PFS, previously served as PFS General Manager, and he continues to serve as a PFSweb Executive Vice President. Zach is responsible for the global management and strategy of the PFS business unit’s activities, including fulfillment and distribution operations, order management technology, client financial services, PFS omnichannel product development and contact center operations. Zach’s leadership during PFS’ record sales year in 2019 and record order fulfillment volumes in 2020 proved pivotal to the company’s recent success as the retail market turned to eCommerce as its lifeboat. He joined the company in 2003 and has held various leadership roles in business management, client implementations, and operations prior to his promotion to Executive Vice President in 2019.

Jim Butler, President of LiveArea, previously served as LiveArea General Manager, and he continues to serve as a PFSweb Executive Vice President. Jim is responsible for the strategic direction and management of all LiveArea business unit activities, including NXT IntelligenceTM, product innovation, connected commerce, service design, performance marketing and orchestrated services. Jim joined the organization in 2019 and quickly set a new course for LiveArea by rebuilding the leadership team, generating a record sales pipeline, and leading LiveArea’s product innovation efforts, which led to record growth. He has more than 20 years of experience in technology and digital consulting, and previously served in senior leadership roles at Intersection, Isobar, Razorfish and Roundarch.

PFSweb CEO Mike Willoughby commented, “I am fortunate to have the two best business partners in the industry working with me to grow our company and leverage the eCommerce tailwinds coming out of 2020. Zach and Jim bring eCommerce expertise to our senior executive team, along with strong and steady leadership of their respective business units. I am very proud of our entire staff’s accomplishments during a challenging year. I am confident these leaders will help PFSweb ensure we are prepared to make the most of the opportunities before us.”

Both Zach and Jim will continue to report to CEO Mike Willoughby.

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for data-driven marketing and omnichannel experience design through technology selection, platform implementation and orchestrated services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, Pandora, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfsweb.com.

Investor Relations:
Sean Mansouri, CFA
Gateway Investor Relations
Tel 1-949-574-3860
PFSW@gatewayir.com